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                                                                     EXHIBIT 4.2
                                  FIRST AMENDMENT TO
                             AAR CORP. STOCK BENEFIT PLAN

    WHEREAS, AAR CORP. (the "Company") adopted the AAR CORP. Stock Benefit Plan (the "Plan") and reserved the right to amend the Plan; and

    WHEREAS, the Company deems it to be in its best interest to amend the Plan as described below.

    NOW, THEREFORE, the Plan is hereby amended as follows, effective immediately upon stockholder approval thereof:

    The first sentence of Section 4.1 is amended to read as follows:

         "The total number of Shares that may be available for Awards under the Plan at any date shall be the aggregate of (1) the sum of 0.9% of the total number of issued and outstanding Shares on each of January 1, 1992, 1993, 1994 and 1995, plus (2) the sum of 2% of the total number of issued and outstanding Shares on January 1, 1996 and on January 1st of each subsequent calendar year commencing within the Applicable Period and on or prior to the date the total number of Shares is determined, minus (3) the total number of Shares that have been subject to Awards granted under the Plan after July 16, 1992; provided, however, that with respect to Awards granted to Grantees who are not subject to Section 16 of the Securities Exchange Act of 1934, the number of Shares available pursuant to this sentence shall be increased by the number of Shares (i) delivered by any Grantee, or
         (ii) withheld by the Company, pursuant to Section 14 or 20 of the Plan in connection with the exercise of an Option."

    This First Amendment has been executed by the Company by its duly authorized officer on July 29, 1996 and attested by its Secretary.

                             AAR CORP.


                             By /s/ Ira A. Eichner
                                ----------------------------------
                                 Ira A. Eichner, Chairman
ATTEST:


/s/ Howard A. Pulsifer
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Howard A. Pulsifer, Secretary


SEAL